Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2017

October 19, 2017  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jon Michael: — Chairman and Chief Executive Officer

Craig Kliethermes — President and Chief Operating Officer (of insurance subsidiaries)

Tom Brown: — Sr. Vice President and Chief Financial Officer

Aaron Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Randy Binner	FBR Capital Markets & Co.
Mark Dwelle	RBC Capital Management, LLC
Ron Bobman	Capital Returns Management, LLC
Ken Billingsley	Compass Point Research & Trading, LLC
Ian Gutterman	Balyasny Asset Management L.P.

RLI CORP.

Moderator: Aaron Jacoby

October 19, 2017

10:00 a.m. (CDT)

Operator: Good morning and welcome, ladies and gentlemen, to the RLI Corp. third-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded. (Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definitions of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the third quarter of 2017. Joining me on today's call are Jon Michael, Chairman and CEO; and Craig Kliethermes, President and Chief Operating Officer and Tom Brown, Sr. Vice President and Chief Financial Officer.

I’m going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results.  Then Craig, will talk about operations and market conditions. Next, we’ll open the call to questions, and Jon will finish up with some closing comments.  Tom?

Tom Brown: Thank you, Aaron, and good morning, everyone. As noted in our earnings release issued last evening, we achieved $0.04 of operating earnings per share this quarter. Stating the obvious, the third quarter experienced a high level of hurricane activity with Harvey, Irma, and Maria (“HIM”) hitting in short order. We recorded $36 million in losses for HIM in the quarter, which is within our previously announced range of $30 million to $40 million of net pretax losses from these events. After taking into consideration performance-driven decreases in bonus and profit-sharing related expenses, the net impact was $31.7 million or $0.46 per share. It also equates to 17 combined ratio points, which drove the quarter to a 108 combined ratio. Not to be overshadowed by the hurricanes, we experienced $14.9 million of net favorable loss reserve development, primarily from our casualty segment, although both surety and property contributed modestly.

Our property segment reported a $28 million underwriting loss in the quarter, driven by the hurricane activity. Craig will go into more detail on these events in a few minutes, but I will add that these losses were within our expectations for events such as these. We are, after all, a long-term player in E&S property and both Texas and Florida are major markets for us. Meanwhile, the property segment's gross premium was down 8% versus last year. This was driven by the previously discussed product exits from treaty and RV. Absent this impact, our property segment would have been up 5% on the strength of marine.

Turning to casualty. The premium was up 3% in the quarter. The premium for this segment continues to be influenced by re-underwriting efforts in our transportation unit, which was down a modest 6% compared to the 40% decline we saw in the second quarter. Casualty premium continues to benefit from many of our new products, particularly in the E&S space, and from our reinsurance relationship with Prime. Excluding transportation, gross written premium grew 5% in the quarter. Casualty turned in a 97 combined ratio, which includes 2 points of hurricane losses as certain casualty-

oriented products include ancillary property exposures. Worth highlighting is that transportation, consistent with last quarter, also had a small amount of net favorable reserve development.

Finally, our surety segment turned in an impressive 70 combined ratio. Unfortunately, these products continued to be plagued by competition, which drove a 4% top-line decline during the third quarter versus last year. However, in surety, as in many of our businesses, steady wins the race.

Turning to investments. We had a very good quarter, as evidenced by the 5% growth in investment income and a total return of 1.4%. While a larger invested asset base and slightly higher yields have improved our investment income profile recently, we remain disciplined in our approach to asset allocation and believe the portfolio to be a key contributor to long-term book value growth.

Not to be overlooked, our minority positions in Maui Jim and Prime contributed $3.7 million in pretax earnings as their businesses continued to grow. Majority of these earnings are related to Maui Jim, which has experienced modest revenue growth and some benefit from the effects of foreign exchange.

OCTOBER 19, 2017 / 3:00PM, RLI - Q3 2017 RLI Corp Earnings Call

I will also note that our effective tax rate for the 9 months year-to-date has declined to 20%. Lower in the quarter due to reductions associated with underwriting losses resulting from the catastrophe losses, but I would offer that our year-to-date rate is more reflective of the trend, given current levels of operating income. All in, we achieved $0.04 of operating income for the third quarter. For the 9 months, book value per share is up 9%, inclusive of dividends. Each of these figures is testaments to our business model and the benefits of our diversified product portfolio and underwriting discipline. And with that, I'll turn the call over to Craig. Craig?

Craig Kliethermes: Thank you, Tom. Good morning, everyone. As Tom mentioned, the quarter's result was impacted by the heavy storm activity. Despite losses from these events, which I'll discuss more in a bit, we managed to grow book value in the quarter and post positive operating earnings.

From a top line standpoint, premium declined 1% in the quarter, reflective of continued soft market conditions as well as our intentional pruning of a couple of underperforming products. Excluding the discontinued businesses of recreational vehicle and catastrophe treaty, our top line grew 2% for the quarter. If you look past the improvement efforts in transportation, most of which are now behind us, the top line is up 4%. Our underlying profitability is very solid and a large majority of our products experienced favorable loss development in the quarter. On non-catastrophe exposed businesses, our underwriters continue to get rate increases where it is most needed. Whether the quarter's events are enough to broadly impact rates on catastrophe-exposed coverages is yet to be seen, but our underwriters will be testing the market and getting rate wherever available.

On an overall basis, we feel very positive, and we'll continue to focus on improving systems, adding talent, broadening relationships and expanding products. Our broad, diversified footprint, coupled with our underwriting discipline, positions us to succeed in all market conditions and ready to capitalize on market turmoil as it presents itself. Disruption gives the best underwriting companies an opportunity to differentiate themselves. Let me provide a bit more detail by segment.

Our casualty segment's top line was up 3% for the quarter and is up 1% year-to-date. We posted a 97 combined ratio for the quarter. We continue to take a cautious approach to new products added to our portfolio as well as any product that has experienced unusual loss activity. Transportation is one of those products we continue to monitor closely and adjust where necessary. We obtained a double-digit rate increase in this business for our third consecutive quarter and our loss development has stabilized. We have now completed a full year of re-underwriting the book, and we feel it is now performing near underwriting breakeven. The transportation top line was down 6% for the quarter and 21% or $18 million year-to-date. This has had a significant impact on the casualty segment premium. Excluding this impact, the casualty segment would be up 5% for the quarter and 7% year-to-date. Driving this underlying growth is several new products we have added in the last several years, including energy liability, health care, binding authority, cyber and our quota share arrangement with Prime Insurance. These products added $12 million to the top line for the quarter and have added $26 million year-to-date. Because of our cautious approach to newer products, they have yet to contribute to our bottom line, but they show promise for the future.

The property segment was obviously adversely impacted by the 3 category 4 hurricanes that made landfall this quarter. The result was a significant underlying loss for the quarter and also pushed our year-to-date result into a loss position.

Collectively, the storms resulted in the largest net loss from a hurricane season in our company's history, as we recorded $36 million in aggregate net loss from the 3 events. Hurricane Irma had the largest impact and Maria was a distant third. All of our products with property exposure were affected, with the most severe impact felt in our E&S property division.

Based on our current assessment of these events, we would say there were no surprises. We are in the business of taking measured risks. The estimated losses are relatively proportional to our exposures by product and geographic concentration. It is true for both RLI and the P&C industry at large that South and Central Florida and the Houston areas are among the largest concentrations of U.S.-insured catastrophe-exposed business. We also have a small number of marine cargo coverages in Puerto Rico. We write almost exclusively commercial businesses in the geographies impacted by hurricanes. The majority of our losses to date have resulted directly from wind damage, as we offer only limited amounts of the flood, business interruption, and wind-driven rain coverage. Our location-level detail gives us high-resolution data to monitor the storm as it happens, triage and deploy resources where the damage is expected to be the most significant, allowing us to reach the most severely impacted customer sooner. Our independent adjusters have provided exceptional service, as we have had only limited issues in getting to our insured locations. We are working quickly and diligently to inspect and pay claims wherever possible. Our #1 mission in these type of catastrophes is to make sure our customers get back in business as soon as possible so they can continue to serve their customers.

Our surety segment's top line was down 4% for the quarter but continued to post exceptional underwriting results, a 70 combined ratio for the quarter. Continued competition and the exit of a few larger accounts and miscellaneous programs, continue to drive the reduction in premium. Our underwriting discipline and consistent appetite keep us well-positioned for opportunities as they arise.

Overall, a pretty tough quarter in terms of natural catastrophe losses. Despite that, we managed to grow book value in the quarter and post positive operating earnings while remaining in an underwriting profit position for the year. These results demonstrate the quality of our risk management and financial resilience. The diversity of our product portfolio, the discipline of our underwriters and our ability to deliver financial support to our customers when needed most continue to make us different. Thank you, and I'll turn it back to Aaron.

Aaron Jacoby:  Thanks, Craig. We can now open the call up for questions.

Operator: (Operator Instructions) And our first question comes from Arash Soleimani with Keefe, Bruyette, & Woods.

Arash Soleimani: I just wanted to touch base on the core loss ratio in casualty. So I think Tom said 2 points of loss ratio there actually came from CAT exposure. But I think the core loss ratio was still up even when you back that out, about 600 basis points. Can you talk about what's driving that uptick year-over-year?

Craig Kliethermes: Sure, Arash. This is Craig. So I think I mentioned in my notes, we have a fair number of new products that are contributing to the casualty segment premium, and we're just now starting to earn that premium. And we tend to book those new products, we take a very cautious approach to new products. And we're not certain, don't have a long track record with those. Our healthcare, cyber, energy businesses are typically booked a little higher. And we've also, after last third quarter, if you recall that we had a little bit of adverse development in our transportation book, and actually, it was a little broader than that and to all -- we looked cautiously all of our wheels-exposed businesses. And since then, we've taken a much more cautious approach to any product that offers coverage in the wheels area, which would include transportation, our personal umbrella business and some of our package businesses which have auto exposure.

Arash Soleimani: Okay, thanks. And in terms of the potentially hardening rates on property, I know we don't know yet what's going to happen there. How big would your appetite be if rates are up meaningfully there?

Craig Kliethermes: Arash, this is Craig again. I mean, as far as appetite, I think we could double the size of our book -- double the size of our exposures, I would say. And then, obviously, the price would tag along to that if there's an opportunity that arises. But I mean, it would have to be a pretty significant opportunity for us to decide to double the size of our CAT book.

Arash Soleimani: So how large of a rate increase would get you that excited? Would 10% get you there? Would even 5% get you there?

Craig Kliethermes: No. Let's talk 25% or 50%. 10% just gets us back to where we were last year. So we weren't growing it like crazy last year, I don't think we would grow it like crazy just to get back to where we were last year.

Arash Soleimani: Right, right. And what was the math? Can you go through it for -- you had $36 million that you said was the storm exposure, but in the press release, you had a $31.7 million. What was the difference between that again?

Tom Brown: It's Tom Brown. Consistent with how we've always presented reserve activity, whether it's the development on prior years, we always define it as a net. And that is net of the bonus and profit-sharing related expenses that are obviously largely driven off of the loss ratio and the expense ratio, I guess, the combined ratio. So with this large event, $36 million, we've reported $31.7 million net, so the delta there is the effects of those bonus and performance-driven expenditures.

OCTOBER 19, 2017 / 3:00PM, RLI - Q3 2017 RLI Corp Earnings

Arash Soleimani: Okay. So part of that would actually be expense savings then rather than -- on the loss side, it's –

Tom Brown: Correct.

Arash Soleimani: Okay. And can you talk about some of the products that you have within casualty that was impacted by the storms?

Craig Kliethermes: Arash, sure, this is Craig. So any of our package businesses, those are predominantly liability coverages, so they get rolled up into casualty. So --but they also do offer some property coverage. So our package business, through our professional liability operation that we offered to architects and engineers and other professionals, was impacted. Our CBIC package business, not so much in Florida, but in Texas, was impacted. Our transportation business had some small losses. And our binding authority business, the one we recently started, it also had some losses because they offer some property - limited property - coverages.

Arash Soleimani:  And the last question, and then I'll requeue, is, what's driving the strength in marine that you were talking about earlier in the prepared remarks?

Craig Kliethermes: That was inland marine, and it's mostly -- I mean, there's rate we're getting there. And we're seeing some opportunity in the construction space.

Operator: And we'll now take our next question from Randy Binner with FBR.

Randy Binner: - So one on G&A. Just at the corporate level, it was really low in the quarter. Was there anything unusual there?

Tom Brown: Randy, it's Tom. I'd go back to the previous question about the bonus and profit sharing related. So that would, for the home office, corporate employees that would be basically some of the driver -- probably the majority driver of that decrease.

Randy Binner: Okay. And then I guess on the loss picks, I want to go back to that because it wasn't just in casualty, it was -- I kind of see it across the board. Your mix of business, I think I'm hearing, is going to be increasingly focused on health care, energy and cyber as growth areas. So is this kind of a – is this something we should assume as part of that new business mix? Or is it a reflection of the soft market? Or is it both? I suspect folks aren't running an underlying 71% loss ratio going forward in their model, so that's going to swing earnings around pretty good. So just want to understand that better. Is it -- when would those new risks season? What would the expected outcome on the loss ratio be? Something to kind of understand how that might trend out in the future a little bit better.

Craig Kliethermes: Randy, this is Craig. I mean, those are products that are growing probably faster than the others. From a pure dollar amount though, they aren't particularly large relative to, let's say, our excess liability or general liability businesses, but they do have an impact as you start to grow them. I mean, when you think of seasoning, I mean as I said, we take a fairly cautious approach. I mean, we're going to want to make sure losses continue to come in better at or better than expected. First, if they don't, we won't be growing them. But two, we don't want to get into a  position where we take down reserves and then have to put them back up. So -- and again, half of that -- about half of the increase is really driven from auto-related exposures. We've -- as I mentioned, we've taken a very cautious approach after what we saw in transportation last third quarter. And I think if you go back and look, we also saw a little bit of activity in our personal umbrella business. Things have stabilized, but we don't want that to happen again. So we're going to continue to be cautious in that area, continue to try to get rate where we can. And we've been successful in getting a rate in the auto-related exposures.

Randy Binner: The last one I have is on cyber. So cyber to me is a difficult risk for me to get my head around because there's not really a lot of precedent for it. So you all are excellent underwriters, and I'd just be interested in how you're approaching cyber because it's not -- it doesn't have a track record we'd have in other areas. And there's probably a lot you can do to work with the insured to mitigate losses. Kind of your approach on that because I frankly -- I didn't think I'd see RLI growing as much in cyber just because it's kind of an unknown area of risk.

Craig Kliethermes: So Randy, let me make sure it -- let me not -- I don't want you to be too fearful here. I mean, like anything new, we tend to dip our toe in the deep end and then we might wade into the shallow end over time. So as of right now, we've written, I don't know, $3 million or $4 million worth of cyber coverage. So I don't want you to think we're going nuts here. And again, we're booking it fairly cautiously. We're writing basically right now excess cyber, so it's sitting fairly high attachment. It's really out of our D&O operation. And it's focused on industries that are highly regulated. So – like financial institutions, defense contractors, people that have to comply with government regulations. We're doing it in a very cautious way. It doesn't mean that you can't have a loss. They certainly don't want to -- we're also doing it with a fair amount of reinsurance. So we cede 65% of the premium we take in as well as 65% of losses we take in, in this product line. And obviously, like anything at RLI, as we gain comfort, as we're convinced that it's going to be a profitable product, we will take more risk over time and we will be more willing to grow it. But I don't think -- I don't want you to think we're doing anything crazy here or out of character.

Tom Brown: This is Tom. I'd just add Craig did say $3 million to $4 million. That's inception. So I think it's more in the $2 million range year-to-date.

Randy Binner:  Ok, yea.  All that color is helpful.  Appreciate the comments.

Operator: And we'll now take our next question from Mark Dwelle with RBC Capital Markets.

Mark Dwelle: I wanted to spend a second first to Tom, on the tax rate. Am I to understand your comments that some portion of the tax benefit in the quarter was really just kind of truing up the full year-to-date effective tax rate to the 20% that you mentioned?

Tom Brown: Mark, that's a good characterization, yes. If you go back earlier, the second quarter, we did talk a little bit about the change in the accounting for stock-based or equity-based compensation that runs through there. That didn't have much of effect in the third quarter here. It really is 2 things, right? It's the true it up to get to a full appreciation of the 9 months, which is about 20% effective rate. And then really attributing to that is, as Craig mentioned, the underwriting part of it is in a loss position, slight loss position. And so then, you're largely left with the investment income that's got much, many tax-preferenced items in there. So if you look back to Q2, we had about $14.5 million of -- in the tax provision. And then you look at the full 9-month result, it's a, give or take, about $11.5 million. So the delta there is what's running through the third quarter.

Mark Dwelle: Got it. That makes sense. The second question, kind of a number-ish question. I feel like both Tom and Craig mentioned what the amount of premium growth would have been excluding the property and RV. And I heard 5% one time and 2% the other, which one was right? Maybe I heard them wrong both times.

Tom Brown: Yes. We might have had a little bit of inconsistency. It's 5% ex those items.

Mark Dwelle: 5%, got it. And then the last question I wanted to ask is kind of a reinsurance-oriented question. First, remind me when you renew your main reinsurance treaties particularly as it relates to property. And then guess if you're able to comment, just kind of how you're thinking about that in general in light of how those treaties performed for you during this year's CAT events.

Craig Kliethermes: Mark, this is Craig Kliethermes. The main property treaty renews 1/1, that's both our per-risk and our catastrophe treaty. We also have another property treaty for the earthquake that renews 7/1. But the ones you're most interested in are 1/1. As far as how the -- I mean, I think we're pretty happy with the coverage that we bought. I mean, it performed as we expected. And we are going to have some per loss -- or per-risk losses as it relates to the storm. Our attachment point, as I think we've disclosed earlier, is $1 million on that. So we had a couple of larger wind event --wind-affected roofs, things like that, that we had some losses there. And as far as our CAT treaty, at this point in time, I really can't opine on whether we're going to actually get into that CAT treaty. It's going to be fairly close and it's going to take time to determine. If anything, it'll be Irma, as I mentioned, because it was the largest storm. But the other 2, I'm not -- that will not approach the CAT treaty.

Mark Dwelle:  Ok, thanks very much.  That’s helpful color.

Operator: And we'll now take our next question from Ron Bobman with Capital Returns.

Ron Bobman: I think your cyber illustration should have been putting your toe into the shallow end, and then maybe in the future, wading to the deep end. Thankfully, your underwriting is better than your storytelling. So I just had a little follow-up on Mark's reinsurance question. It sounds like, so far, that reported numbers only reflect some reinsurance recovery on the per-risk side of your reinsurance program. What is, the current sort of book loss assume as far as reinsurance recoverables from the storms?

Craig Kliethermes: You're asking what is our -- what's the difference between our net and gross number effectively? Is that which you're asking?

Ron Bobman: Yes. Attributable to the reinsurance recovery.

Craig Kliethermes: Less than $10 million.

Ron Bobman:  Okay. And then sort of relatedly, your -- whether it's your per risk, although I assume it's more your broad property CAT treaty, is it all provided by traditional reinsurers? Or are any sort of the participants nontraditional and thus sort of posting collateral?

Craig Kliethermes: We don't really -- as of right now, this is Craig again, we don't use collateralized reinsurance. We're using traditional reinsurers, all very highly rated for our CAT, A rated or higher, mostly A+ rated. So.

Operator: And we'll now take our next question from Ken Billingsley with Compass Point.

Ken Billingsley: I just wanted to follow up. Obviously, when you set your CAT range initially, it was pretty wide, you were early and trying to get ahead of it. It seems that you guys were at the lower end of the range, and I imagine people are going to be watching to see how others fare with the initial range that they have given. Another -- Travelers came out near the high end. Can you talk about what was different when you set those estimates early and maybe why you came in at the lower end of the range? And how that kind of will impact setting those going forward?

Jon Michael: Ken, Jon Michael. Yes, we came out relatively early, especially, I think, early in the sense that Maria had just happened. And so we set that range at $30 million to $40 million. That's not dissimilar to what we've done in the past, where, I believe for Katrina, I think we set it at $10 million to $15 million, which I think it's about the same ratio, it's the exact same ratio. And we're actually -- our losses came in within that range at $36 million. We're estimating them to be $36 million. So it wasn't at the lower end of the range, it was at just above the midpoint of that range. So.

Ken Billingsley: For -- so you're saying in -- for this time around? Or...

BER 19, 2017 / 3:00PM, RLI - Q3 2017 R Call

Jon Michael: Yes. For this time around, we're pegging our losses at $36 million, and the range was $30 million to $40 million. So...

Ken Billingsley: And then that's adjusted for -- and then for...

Jon Michael: For bonus and other variable-type compensation items, down to $31.7 million, $31.9 million, whatever the number came out today.

Ken Billingsley: Okay, okay. So $36 million, moving down, and that's all adjusted from what was a loss -- or from the bonus accruals that you already had anticipated. Okay. And then the other question I have is just regarding California fires. And I know out there, you got your earthquake. Any exposures for difference in conditions or for a business and commercial standpoint with California fires?

Craig Kliethermes: Ken, I mean, we do have exposures in California. Again, mostly commercial risks. So -- and it's fairly spread. So I don't think we have any significant concentration. I'd expect we will have some losses. And matter of fact, I think we've already had a few small losses. But I don't think it's going to -- it won't amount to anything the size of the hurricanes. As long as the fire gets put out.

Operator: And we'll now take our next question from Ron Bobman with Capital Returns.

Ron Bobman:  You mentioned Puerto Rico briefly, I think, in the prepared remarks. And I think you mentioned some cargo business. Obviously, the devastation has made sort of the logistics and communication, I don't know, nearly impossible. But I assume you've gotten some sort of feedback. I'm curious if you could just provide some general color about sort of your adjusters' efforts to sort of access the island, access claim information, et cetera.

Craig Kliethermes: Sure. Ron, this is Craig. Now as I mentioned, Maria has -- it was the smallest by far, a distant third of the storms for us. We only write marine cargo coverages there, and it's only stock coverage, so it's not -- doesn't cover business interruption or even buildings for that matter. But we would say that was the most difficult to access location. Now we use independent adjusters because we don't really have enough staff. But our independent adjusters were able to adjust the claims fairly quickly on the north side of the island. The south side of the island was a little more challenging. They did finally get to the south side of the island, just I'll say, as short as about late last week. So all of the claims that we -- or the potential claims that we have, have somebody has either been to the location or at least talked to the insured. And we feel pretty comfortable about where we're at there. And again, we didn't have a lot of exposure there. So I can't speak to somebody that might have a lot of exposure there and covered business interruption because I -- my understanding is that there's still a large portion of the island that does not have electricity.

/ 3:00PM, RLI - Q3 2017 RLI Corp Earnings Call

Operator: And we'll now take our next question from Ian Gutterman with Balyasny.

Ian Gutterman: First, I guess if you can help me think a little bit about the casualty segment. Year-over-year, I guess we're up, I don't know, call it 3 points on the accident year margin. And I understand a lot of that obviously is the transportation business. But a, are there things other than transportation that are noticeably higher year-over-year? Is it really mostly a transportation issue? And then secondly, to your point of the price increases coming through and starting to see things get better, is there sort of a goal maybe you can give us as far as when we get back to that segment being profitable, underlying, without the reserves?

Craig Kliethermes: Ian, this is Craig. You'd ask about -- you said -- spoke to the wheels-based businesses. And we certainly, we took a more cautious approach to booking those products on a -- ever since late last year and particularly the middle of this year. And then as I mentioned, we have several new products that are being booked fairly conservatively. We never do -- I mean, we never book -- usually book a brand-new product  to underwriting profitability, the best case scenario is underwriting breakeven. So that obviously doesn't help. And as you're adding some mix to that, I mean, that's really the driver. All I could tell you is we're going to continue to be focused on driving underwriting profit by product. We're not going to grow any products that we don't think, long term, make sense. I mean, that's not part of our motto, and there's no incentive to do that anyway. So all I could tell you is we're going to continue to drive the best we can and we're going to continue to get rate where we can.

Ian Gutterman: Okay, got it, got it. Then Maui Jim's obviously seen a lot of growth this year, and I think you also mentioned a little bit of FX benefit. As we think beyond this year -- well first, I guess, I assume what it's doing this year is a new run rate as opposed to a onetime type of event. But do we expect similar -- maybe not the same pace, but similar strong growth in '18? Or is this sort of a new level and we kind of plateau here? Just how should we think about that going forward?

Jon Michael: Yes, is Jon Michael. Really can't speak to what Maui Jim's going to do in the future. They have had a good year, you're right. And as for the future, we'll just have to see what happens. So.

Ian Gutterman: Fair enough, fair enough. And then just quickly on the surety. You mentioned I think, competitive conditions. Is that at sort of the same degree of competitiveness as the last couple of quarters? Or did it get even tougher this quarter? I'm just kind of curious about that.

Craig Kliethermes: This is Craig again. No, it's about the same level, it's just that -- I mean, there are some accounts that, based on their risk profile and what other people are willing to do in this market in regards to credit terms, we're just not willing to do those things. So we've lost some -- and that's particularly competitive in the larger accounts. And then there was a smaller program in miscellaneous surety side that we just decided wasn't really a good fit for us anymore and -- that we've exited. And that's had a lingering effect throughout the year. 2017 / 3:00PM, RLI - Q3 2017 RLI Corp Earnings Call

Ian Gutterman: Okay, got it. And then just last one, just back to the question on your reinsurance treaty. Is it -- maybe this requires some posturing in your answer, given maybe your reinsurers will listen to this, but given the -- if you're not hitting your main treaty, I assume you wouldn't -- you would think it will be unreasonable to take any kind of material price increase.

Craig Kliethermes: Well, this is Craig again. Obviously, what we've stressed with our reinsurers is that we expect order in the market. We expect differentiation in the market, based on the underwriters that still delivered in regards to results, and that some of those -- I would certainly say some of those lower-attaching Florida companies should probably pay a little more. And I mean, obviously, we've been arguing as well, is we're going to get as much rate as we can. So we're going to get rate so they don't have to.

Operator: And we'll now take our next question from Arash Soleimani with Keefe, Bruyette, & Woods.

Arash Soleimani: Yes. I just wanted to touch base again on the casualty loss ratio. So I know the comments you made about the new products and transportation. And again, backing out the CAT losses there, we get to around like a 69% core loss ratio in casualty. So is that kind of a reasonable run rate for the near term?

Craig Kliethermes: I mean -- this is Craig, Arash. I mean, I didn't do the math as quickly as you, but it's probably -- I mean, that's probably the run rate given the mix that we currently have. Now if the market changes and we get a little more rate, obviously, our projections and the way we book things are impacted by what the assumptions are in regards to long-term loss cost trends as well as the price we're getting. If we get more price than what we think loss cost inflation is, then you would -- I think you would expect that to go down. We certainly think that's true in the wheels-based businesses right now. But again, given what happened last third quarter, we -- and given our nature to be a little more conservative than most, we're going to be cautious before we jump and assume things are getting better. I grew up in Missouri, I'm from the show-me state, so I want to see and make sure it's better before we do something to take it down.

Arash Soleimani: Right, right. That makes sense. And can you remind me, what percentage of your kind of annual premiums in the casualty segment come from transportation now after you've kind of pruned that book?

Tom Brown: We'll have that at hand.

Craig Kliethermes: So they're probably about $80 million out of whatever the total is. I'd just say that's an in-force number. So $80 million of in-force premium, roughly.

Arash Soleimani: Okay. So that's on an annual basis then. Okay, perfect.

Operator: And if there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael: Thank you all for attending. The hurricanes that we've experienced this fall and certainly the earthquake in Mexico and the wildfires in California provide us all with an opportunity to -- that reminds us that that's what we're in business for, and that's to take care of our customers at their time of need, to manage their risks and to be there for them and put their businesses back together, to help them rebuild in that. I want to say thank you to all of our associates, especially our claims team, our independent adjusters as they've helped our customers to rebuild and get back in business. We'll talk to you again next quarter. Thanks for listening. Bye.

Operator: And ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID number of 6539322. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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